EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HORIZON PHARMA, INC.

Amended and Restated Certificate of Incorporation of Horizon Pharma, Inc.

The undersigned, Timothy P. Walbert, hereby certifies that:

1. He is the duly elected and acting President and Chief Executive Officer of Horizon Pharma, Inc., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on March 23, 2010.

3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

“ARTICLE I

The name of this corporation is Horizon Pharma, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Highway in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 60,800,000 shares, each with a par value of $0.0001 per share, of which 33,400,000 shares shall be Common Stock and 27,400,000 shares shall be Preferred Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-if-converted basis).

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Certificate”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 23,200,000 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 4,200,000 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A and Series B Preferred Stock are as set forth below in this Article IV(B). The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all of any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the Delaware General Corporation Law. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of this Certificate or any certificate of designation filed with respect to any series of Preferred Stock.

1.	Dividend Provisions.

(a) The holders of shares of Series A and Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the respective Conversion Price (as defined below) of such other securities or rights has been made in accordance with Section 4(d)(ii) below) on the Common Stock of the Corporation, at the rate of: (a) $0.55944 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series A Preferred Stock and $0.63744 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series B Preferred Stock. Notwithstanding the foregoing, no dividend or distribution (other than a dividend payable solely in Common Stock and other than securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the respective Conversion Price of such other securities or rights has been made in accordance with Section 4(d)(ii) below) shall be paid on shares of Series A Preferred Stock unless in such fiscal year there shall have been paid, or set aside for payment in such fiscal year, the full dividend to which each outstanding share of Series B Preferred Stock is entitled pursuant to the previous sentence, out of any assets legally available therefor. Such Series A and Series B Preferred Stock dividends shall not be cumulative and shall be payable when, as and if declared by the Board of Directors. After payment of such Series A and Series B Preferred Stock dividends, any additional dividends or distributions (other than a dividend payable solely in Common Stock and other than a distribution pursuant to Section 2 below) shall be distributed among the holders of Series A and Series B Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock).

(b) So long as at least 250,000 shares of Series A and Series B Preferred Stock are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Preferred Stock shall have been paid or declared and set apart, except for:

(i) acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Corporation; or

(ii) acquisitions of Common Stock in exercise of the Corporation’s right of first refusal to repurchase such shares.

2.	Liquidation.

(a) Series B Preferred Stock Preference. In the event of a Liquidation Transaction (as defined below), the holders of Series B Preferred Stock shall be entitled to receive, by reason of their ownership thereof, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, and Common Stock, an amount equal to $7.968 per share (as adjusted for stock splits, stock dividends, reclassification and the like with respect to such series of Preferred Stock) for each share of Series B Preferred Stock then held by them, plus declared but unpaid dividends, if any. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Series A Preferred Stock Preference. Upon the completion of the distribution required by Section 2(a), the holders of Series A Preferred Stock shall be entitled to receive by reason of their ownership thereof, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, an amount equal to $6.993 per share (as adjusted for stock splits, stock dividends, reclassification and the like with respect to such series of Preferred Stock) for each share of Series A Preferred Stock then held by them, plus declared but unpaid dividends, if any. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Corporation legally available for distribution (after payment of the amounts required by Section 2(a)) shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(c) Remaining Assets. Upon the completion of the distribution required by Sections 2(a) and 2(b) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Common Stock and Preferred Stock pro rata based on the number of shares of Common Stock held by each (assuming the conversion of all such Preferred Stock).

(d)	Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a “Liquidation Transaction,” shall be defined as (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the surviving entity’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of 50% of the Corporation’s voting power is transferred, (B) a sale, lease or other disposition of all or substantially all of the assets of the Corporation, including, without limitation, any exclusive license (or substantially equivalent license or agreement) of all or substantially all of the material intellectual property of the Corporation (having a duration of all or substantially all of the life of the patents included in such license, if any), measured by reference to the earning power of such intellectual property, or (C) a liquidation, dissolution or winding up of this corporation; provided, however, that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (ii) a bona tide equity financing in which cash is received by the Corporation or indebtedness of the Corporation is cancelled or converted into equity or a combination thereof, (iii) a consolidation with a wholly-owned subsidiary of the Corporation or (iv) any transaction that the holders of at least 66 2/3% of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, agree to exclude from the definition of a Liquidation Transaction.

(ii) Valuation of Consideration. In the event of a Liquidation Transaction as described in Section 2(d)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities’ “fair market value” shall be determined as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange, the value shall be based on a formula approved in good faith by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified reasonable time period;

(2) If actively traded over-the-counter, the value shall be based on a formula approved in good faith by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified reasonable time period; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(d)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Certificate, all notice periods or requirements in this Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of at least 66 2/3% of the voting power of the outstanding shares of Preferred Stock that are entitled to such notice rights, voting as a single class on an as-converted basis.

(iv) Effect of Noncompliance. In the event the requirements of this Section 2(d) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(d)(iii).

3. Redemption. The Preferred Stock is not redeemable at the option of the holders of such stock.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing: (x) (i) $6.993 in the case of the Series A Preferred Stock and (ii) $7.968 in the case of the Series B Preferred Stock by (y) the Conversion Price applicable to such series, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $6.993 for shares of Series A Preferred Stock, and $7.968 for shares of Series B Preferred Stock. Such initial Conversion Prices shall be subject to adjustment as set forth in Section 4(d).

(b) Automatic Conversion. Each share of Series A and Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (x) the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), provided: (i) such offering results in aggregate gross cash proceeds of not less than $50,000,000 (prior to underwriting discounts and commissions) and (ii) the shares of Common Stock so sold are listed on the NYSE, the NASDAQ Global Select Market, or the NASDAQ Global Market; or (y) the date specified by written consent or agreement of the holders of at least 66 2/3% of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis. Upon the occurrence of any of the events specified above in this paragraph, the outstanding shares of Preferred Stock shall be so converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates (without requirement of posting any bond unless required by the Corporation’s transfer agent).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, that the holder may instead notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates (without requirement of posting any bond unless required by the Corporation’s transfer agent). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of the Preferred Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted (or indemnification agreement), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances and for Certain Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Purchase Price. If the Corporation should issue, at any time after the date upon which any shares of Series B Preferred Stock were first issued (the “Purchase Date” ), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A or Series B Preferred Stock in effect immediately prior to the issuance of such Additional Stock, then the Conversion Price applicable for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A) Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B) Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than

(1) Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2) Up to 2,205,041 shares of Common Stock, or such greater number as shall be determined by the Board of Directors of the Corporation (as adjusted for stock splits, stock dividends, reclassifications and the like with respect to such

Common Stock), issued or issuable to employees, consultants or directors of the Corporation or its subsidiaries or other persons performing services for the Corporation or its subsidiaries, directly or pursuant to a stock option plan or restricted stock plan or agreement (including, without limitation, the issuance of Common Stock upon exercise of options outstanding on the date hereof) approved by the Board of Directors of the Corporation, including the Requisite Board Approval (as defined in that Investors’ Rights Agreement by and among the Corporation and the other parties signatory thereto dated on or about the Purchase Date, as the same may be amended from time to time);

(3) Common Stock issued to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar non-equity transactions, the terms of which are approved by the Board of Directors of the Corporation, including the Requisite Board Approval;

(4) Common Stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation, including the Requisite Board Approval;

(5) Common Stock issued or issuable upon conversion of the Preferred Stock;

(6) Common Stock issued in connection with a public offering by the Corporation of such shares pursuant to a registration statement under the Securities Act that results in the automatic conversion of the Preferred Stock pursuant to Section 4(b);

(7) Common Stock issued or issuable upon conversion of shares of Preferred Stock issued or issuable upon the exercise of warrants to purchase Preferred Stock outstanding as of the Purchase Date;

(8) Common Stock issued or issuable to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners, in each case that are primarily for purposes other than raising capital and the terms of which business relationship with such entity and such issuance are approved by the Board of Directors of the Corporation, including the Requisite Board Approval;

(9) Shares of Common Stock issued or issuable upon conversion of the shares of Series B Preferred Stock issued in any and all closings pursuant to the Purchase Agreement (as defined in Section 5 below) and securities issued or issuable upon conversion of the Notes (as defined in Section 5 below) and the shares of Common Stock issued or issuable upon the conversion of such securities; and

(10) Common Stock issued or issuable with the affirmative vote of at least 66 2/3% of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, to waive the application of Section 4(d)(i) to such issuance.

(C) No Fractional Adjustments. No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash actually received therefor by the Corporation before deducting any reasonable transaction expenses (but with deductions for any discounts or commissions allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof). In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance on or after the Purchase Date of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock shall be recomputed to reflect such change as if such Common Stock Equivalents had initially contained such changed terms, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

(F) No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are or may become convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of any series of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of any series of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5.	Second Tranche Special Mandatory Conversion.

(a) Definitions.

(i) Capitalized terms used but not defined in this Section 5 shall have the meaning ascribed to them in the Purchase Agreement.

(ii) “Affiliate” shall mean, with respect to any holder of shares of Series B Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder, any venture capital fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general partners of such holder or shares the same management company with such holder, and any venture capital fund that is a successor to a venture capital fund that holds shares of Series B Preferred Stock.

(iii) “Notes” shall mean those subordinated convertible promissory notes as may be offered for issuance or sale pursuant to the Purchase Agreement.

(iv) “Pro Rata Share” shall mean, with respect to any holder of Series B Preferred Stock, the principal amount of Notes offered to such holder in the Second Tranche, calculated to be the product of $10,000,000 (or such lesser amount that such holder is permitted by the Corporation to purchase in the Second Tranche, after giving effect to any cutbacks or limitations established by the Board of Directors and applied on a pro rata basis to all holders of Series B Preferred Stock) multiplied by a fraction, the numerator of which is equal to the number of shares of Series B Preferred Stock owned by such holder as of immediately following the consummation of all closings of the First Tranche, and the denominator of which is equal to the aggregate number of shares of Series B Preferred Stock outstanding as of immediately following the consummation of all closings of the First Tranche.

(v) “Purchase Agreement” means that certain Series B Preferred Stock and Subordinated Convertible Note Purchase Agreement dated as of the Purchase Date by and among the Corporation and the purchasers listed on the Schedule of Purchasers thereto, as such agreement or schedule may be amended from time to time.

(vi) “Second Tranche” shall mean the issuance or sale of Notes pursuant to the Purchase Agreement.

(b) Second Tranche Mandatory Conversion.

(i) In the event that any holder of shares of Series B Preferred Stock does not participate in the Second Tranche by purchasing in the aggregate, in such Second Tranche and within the time period specified by the Corporation, at least such holder’s Pro Rata Share set aside for purchase in connection with the Second Tranche, then that fraction of the shares of each series of Preferred Stock held by such holder equal to (x) one minus (y) the quotient obtained by dividing the principal amount of the Notes actually purchased by such holder in the Second Tranche, if any, by such holder’s Pro Rata Share, shall automatically and without further action on the part of such holder be converted, effective immediately prior to the consummation of the Second Tranche, into shares of Common Stock on a one-for-one basis into shares of Common Stock. A holder will be deemed to have participated in the Second Tranche if and to the extent that one or more Affiliates of such holder purchase such holder’s Pro Rata Share within the time period specified by the Corporation.

(ii) The Corporation shall provide written notice to each holder of Series B Preferred Stock at such holder’s address last shown on the records of the Corporation, no later than 10 days prior to the consummation of the Second Tranche that (1) states the Corporation’s intention to consummate such Second Tranche, (2) specifies such holder’s Pro Rata Share in connection with the Second Tranche and (3) specifies the period of time within which such holder must participate in such Second Tranche (which period of time shall not be fewer than 10 days following the date on which such notice is delivered to such holder).

(c) Conversion Mechanics. In the event of a conversion of shares of Preferred Stock as set forth in this Section 5, such shares shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder, upon surrender of its certificate or certificates therefor (or lost certificate affidavit and agreement), (a) to receive the shares of Common Stock to which such holder shall be entitled upon conversion thereof, and (b) to receive any dividends which were declared but unpaid prior to such conversion date. Such conversion shall be deemed to have been made upon consummation of the Second Tranche, and the person(s) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock on such date.

(d) Aggregation. For purposes of determining the number of shares of Series B Preferred Stock owned by a holder, and for determining the principal amount of the Notes a holder of Series B Preferred Stock has purchased in the Second Tranche, all shares of Series B Preferred Stock held by Affiliates of such holder shall be aggregated with such holder’s shares and the principal amount of all Notes purchased by Affiliates of such holder shall be aggregated with the principal amount of any Notes purchased by such holder (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons).

(e) Waiver. Any or all of this Section 5 may be waived or amended by the affirmative vote of the Board of Directors and the holders of at least 66 2/3% of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis.

6.	Voting.

(a) Voting Rights. Except as expressly provided by this Certificate or as provided by law, the holders of Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Directors. The holders of record of the shares of Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect six directors of the Company (the “Preferred Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of Preferred Stock, voting together as a single class on an as-converted basis, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to the first sentence of this subsection 6(b), then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the holders of Preferred Stock, voting together as a single class on an as-converted basis. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), exclusively and voting together as a single class on an as-converted basis, shall be entitled to elect the balance of the total number of directors of the Company. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this subsection 6(b), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this subsection 6(b).

7.	Protective Provisions.

(a) Preferred Stock. So long as at least 250,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassifications and the like with respect to such Preferred Stock), the Corporation shall not (by amendment, merger, recapitalization, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66 2/3% of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis:

(i) effect a Liquidation Transaction or any liquidation, dissolution, or winding up of the Corporation;

(ii) alter or change the respective rights, preferences or privileges of the shares of Preferred Stock or any series thereof in a manner that adversely affects the Preferred Stock or any such series, including by amendment of the Bylaws of the Corporation or this Certificate;

(iii) increase or decrease (other than by conversion) the total number of authorized shares of Preferred Stock, or any series thereof, or Common Stock;

(iv) authorize or issue any other equity security, including any security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series B Preferred Stock with respect to voting (other than the pari passu voting rights of Common Stock), dividends, redemption, conversion, or liquidation rights;

(v) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (a) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal, or (b) the acquisition and cancellation by the Corporation of any capital stock of the Corporation pursuant to the indemnification provisions of that certain Share Exchange Agreement dated on or about the Purchase Date, by and among the Corporation, Nitec Pharma AG, Horizon Therapeutics, Inc. and the other parties signatory thereto;

(vi) change the authorized number of directors of the Corporation;

(vii) declare a dividend payable in cash or property on any shares of capital stock of the Corporation;

(viii) enter into any transaction with any affiliate of the Corporation unless approved by the Board, including the Requisite Board Approval, except for ordinary course compensation for services and expense reimbursement arrangements with officers or independent directors of the Corporation; or

(ix) other than the issuance of the Notes (as defined in the Purchase Agreement), incur, guarantee, act as a surety for or otherwise become obligated for or permit to exist any indebtedness, singularly or which together with any other indebtedness (or guarantee or surety) exceeds $15,000,000 in the aggregate, other than indebtedness with trade creditors incurred in the ordinary course of business.

(b) Series A Preferred Stock. So long as at least 250,000 shares of Series A Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassifications and the like with respect to such Preferred Stock), the Corporation shall not (by amendment, merger, recapitalization, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66 2/3% of the then outstanding shares of Series A Preferred Stock, voting together as a single class:

(i) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock in a manner that adversely affects the shares of such series in a manner different from the effect on all shares of Preferred Stock, including by amendment of the Certificate or the Company’s Bylaws; or

(ii) increase or decrease the total number of authorized shares of Series A Preferred Stock.

(c) Series B Preferred Stock. So long as at least 250,000 shares of Series B Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassifications and the like with respect to such Preferred Stock), the Corporation shall not (by amendment, merger, recapitalization, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66 2/3% of the then outstanding shares of Series B Preferred Stock, voting together as a single class:

(i) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock in a manner that adversely affects the shares of such series in a manner different from the effect on all shares of Preferred Stock, including by amendment of the Certificate or the Company’s Bylaws; or

(ii) increase or decrease the total number of authorized shares of Series B Preferred Stock.

8. Status of Preferred Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 or Section 5 hereof, or acquired by the Corporation in any other manner, the shares so converted or acquired shall be cancelled and shall not be issuable by the Corporation. This Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C)	Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, and subject to any vote required, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3. Redemption. The Common Stock is not redeemable at the option of the holders of such stock.

4. Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate (including any certificate of designation filed with respect to any series of Preferred Stock).

ARTICLE V

(A) The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation, subject to Section 7 of Article IV(B). Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(B) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(C) No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent or electronic transmission of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering and, following the closing of the Initial Public Offering, no action shall be taken by the stockholders by written consent or electronic transmission.

(D) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

(E) Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE VI

(A) The number of directors which shall constitute the Board of Directors of the Corporation shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

(B) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock to the public (the “Initial Public Offering”), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(C) Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the Initial Public Offering, neither the Board of Directors nor any individual director may be removed without cause.

(D) Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.

(E) Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

ARTICLE VII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Certificate inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

(A) The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

(B) Notwithstanding any other provisions of this Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Certificate or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles VI, VII, and VIII.

* * *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, HORIZON PHARMA, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 31st day of March, 2010.

/s/ Timothy P. Walbert
Timothy P. Walbert
President and Chief Executive Officer

SIGNATURE PAGE TO THE AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF HORIZON PHARMA, INC.